Exhibit 99.1

For more information, contact:

Beth B. Wright at 615-764-3010

Capella Healthcare and Muskogee Community Hospital Sign Definitive Agreement

June 1, 2012. Muskogee, OK. A definitive agreement has been signed between Muskogee Community Hospital and Capella Healthcare, which is scheduled to enter into a long-term lease and assume management of the 45-bed hospital as early as July 1, according to Michael Wiechart, Chief Operating Officer of Capella Healthcare.

The two organizations have been in discussions to explore potential partnership opportunities since last summer following the signing of a Letter of Intent (LOI). “While there are still a number of conditions that need to be met prior to our finalizing the affiliation, this is one more milestone in our progress,” said Wiechart.

Capella Healthcare already operates Muskogee Regional Medical Center, having entered into a 40-year long-term lease of the 275-bed acute-care hospital in April of 2007. Muskogee Community Hospital, a physician-owned and operated facility licensed for 45 beds, was opened in 2009.

“Capella works with communities and providers to improve health care by expanding access, enhancing services and furthering collaboration between all key constituents,” Wiechart said. “Following months of discussions, during which a variety of options were explored, we are pleased to finalize our agreement. The goal of our collaboration is to be able to better meet the healthcare needs of Muskogee and the surrounding communities, as we respond to the call for closer collaboration between providers under healthcare reform. Collaborations such as this are taking place in communities throughout the nation now as hospitals, physicians and other healthcare providers prepare for the era of healthcare reform. By combining the operations of these two facilities, we know that we will be in a better position to serve our community.”

Muskogee Community Hospital, a physician-owned and operated facility licensed for 45 beds, was opened in 2009. Muskogee Regional Medical Center (MRMC) is a 275-bed hospital established in 1959. Both hospitals are accredited by The Joint Commission. MRMC is a part of Capella Healthcare which partners with communities to build strong local healthcare systems that are known for quality patient care. For more information, visit the website at www.CapellaHealthcare.com

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